                                                                    Exhibit 12.1

                       AOA Holding LLC and Subsidiaries
        Statement Re: Computation of Earnings to Combined Fixed Charges
                     (in thousands, except for ratio data)



                                                                                 Year Ended December 31,
                                                              ------------------------------------------------------
                                                                                                           Pro Forma
                                                                1994     1995     1996     1997     1998     1998
                                                              -------- -------- -------- -------- -------- ---------
Fixed Charges Computation:
--------------------------
Interest expense (including deferred finance fees)               9,877   11,263   12,523   14,601   14,408    18,919
Interest Element of Rentals (a)                                  1,447    1,622    1,813    2,321    2,195     2,195
Preferred Stock Dividends
                                                              -------- -------- -------- -------- -------- ---------
                        Total Fixed Charges                     11,324   12,885   14,336   16,922   16,603    21,114


Earnings Computation
--------------------
Consolidated Net Income                                           (610)   1,562    1,535      791    1,184    (3,327)

Add:
      Extraordinary Charge                                                                             330       330
      Consolidated Fixed Charges (less Capitalized Interest)    10,647   12,140   14,336   16,922   16,603    21,114
                                                              -------- -------- -------- -------- -------- ---------
                        Total Earnings as Adjusted              10,037   13,702   15,871   17,713   18,117    18,117


Ratio of Earnings To Combined Fixed Charges                          -     1.06x    1.11x    1.05x    1.09x        -
                                                              ======== ======== ======== ======== ======== =========


Amount by Which Earnings are Insuficient to Cover
 Combined Fixed Charges                                         (1,287)                                       (2,997)
                                                              ========                                     =========




                                                                                            Twelve Months Ended
                                                               Six Months Ended June 30,          June 30,
                                                              --------------------------- ----------------------
                                                                                Pro Forma         Pro Forma
                                                                1998     1999     1999              1999
                                                              -------- -------- --------- ----------------------
Fixed Charges Computation:
--------------------------
Interest expense (including deferred finance fees)               7,291    7,435     9,227                 18,600
Interest Element of Rentals (a)                                  1,119    1,232     1,232                  2,308
Preferred Stock Dividends
                                                              -------- -------- --------- ----------------------
                        Total Fixed Charges                      8,410    8,667    10,459                 20,908

Earnings Computation
--------------------
Consolidated Net Income                                         1,645       528    (1,264)                (3,981)

Add:
      Extraordinary Charge                                                                                   330
      Consolidated Fixed Charges (less Capitalized Interest)     8,410    8,667    10,459                 20,908
                                                              -------- -------- --------- ----------------------
                        Total Earnings as Adjusted              10,055    9,195     9,195                 17,257


Ratio of Earnings To Combined Fixed Charges                       1.20x    1.06x        -                      -
                                                              ======== ======== ========= ======================

Amount by Which Earnings are Insuficient to Cover
 Combined Fixed Charges                                                            (1,264)                (3,651)
                                                                                ========= ======================

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(a) The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor